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                                                                       EXHIBIT 5
                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                            18TH AND CHERRY STREETS
                          PHILADELPHIA, PA  19103-6996

                                  May 16, 2000



Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA 19090

Ladies and Gentlemen:

          We have acted as counsel to Kulicke and Soffa Industries, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 500,000 Common Shares, no par value, of the Company (the "Shares") issuable upon the exercise of options granted under the Company's 1999 Non-Qualified Employee Stock Option Plan (the "Plan").

          In this capacity, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company's Restated Articles of Incorporation, its By-laws, resolutions of its Board of Directors and shareholders, the Plan, and such other documents and corporate records as we have deemed appropriate for the purpose of giving this opinion. In all such examinations, we have assumed the genuineness of signatures, authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company.

          We express no opinion concerning any laws of any jurisdiction other than the corporation laws of the Commonwealth of Pennsylvania.

          Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Company upon the exercise of options properly granted under the Plan has been duly authorized by the necessary corporate action of the Board of Directors of the Company, and the Shares, upon exercise of such options and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                         Very truly yours,

                         /s/ Drinker Biddle & Reath LLP

                         DRINKER BIDDLE & REATH LLP